UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 5, 2012

PDL BioPharma, Inc.
(Exact name of Company as specified in its charter)

000-19756
(Commission File Number)

Delaware	94-3023969
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation)

932 Southwood Boulevard
Incline Village, Nevada  89451
(Address of principal executive offices, with zip code)

(775) 832-8500
(Company’s telephone number, including area code)

________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On October 5, 2012, PDL BioPharma, Inc. (the Company) entered into a Revenue Interests Purchase Agreement (the Royalty Agreement) with AxoGen, Inc. (AxoGen) pursuant to which the Company will receive specified royalties on AxoGen’s Net Revenues (as defined in the Royalty Agreement) generated by the sale, distribution or other use of AxoGen’s products Avance® Nerve Graft, AXOGUARD® Nerve Protector and AXOGUARD® Nerve Connector (the Royalty Rights).

The Royalty Agreement has a term of eight years.  Under the Royalty Agreement, the Company is to receive a royalty payment based on a high single digit royalty rate of AxoGen’s Net Revenues, subject to agreed-upon minimum payments as provided in the Royalty Agreement.  The total consideration the Company paid to AxoGen for the Royalty Rights was $20,800,000 (the Funded Amount), including $19,050,000 the Company paid to AxoGen on October 5, 2012, and $1,750,000 the Company paid to AxoGen on August 14, 2012, pursuant to an Interim Revenue Interest Purchase Agreement between AxoGen and the Company.  The Interim Revenue Interest Purchase Agreement was terminated in connection with the execution of the Royalty Agreement.

Under the Royalty Agreement, on October 1, 2016, or in the event of the occurrence of a material adverse event or AxoGen’s bankruptcy or material breach of the Royalty Agreement, the Company may require AxoGen to repurchase the Royalty Rights at the “Put Price.”  The Put Price is equal to the sum of (i) an amount that, when paid to the Company, would generate a specified internal rate of return to the Company on the Funded Amount, taking into consideration payments made to the Company by AxoGen, and (ii) any “Delinquent Assigned Interests Payment” (as defined in the Royalty Agreement) AxoGen owed to the Company.

In addition, in the event of a “Change of Control” (as defined in the Royalty Agreement), AxoGen must repurchase the Assigned Interests from the Company for a repurchase price equal to the “Change of Control Price” on or prior to the third business day after the occurrence of the Change of Control.  The Change of Control Price is an amount that, when paid to the Company, would generate a specified internal rate of return to the Company on the Funded Amount, taking into consideration payments made to the Company by AxoGen.  In addition, at any time after September 30, 2016, AxoGen, at its option, can call the Royalty Agreement for a price equal to the Change of Control Price.

Under the Royalty Agreement, during the term of the Royalty Agreement, the Company is entitled to designate, nominate or appoint, and AxoGen shall appoint and, when required, nominate and recommend for election at each annual or special meeting of shareholders, an individual designated by the Company.  The Company has exercised this right and nominated John P. McLaughlin, the Company’s President and Chief Executive Officer.  On October 5, 2012, upon close of the transaction, Mr. McLaughlin was elected to AxoGen’s Board of Directors.

In addition, under the Royalty Agreement, the Company has preemptive rights with respect to new issuances of AxoGen’s equity securities and securities convertible, exchangeable or exercisable into such equity securities.

AxoGen is required to use a portion of the proceeds from the Royalty Agreement to pay the outstanding balance under its existing credit facility.  AxoGen plans to use the rest of the proceeds from the Royalty Agreement to support the business plan for Avance® Nerve Graft, AxoGuard® Nerve Protector and AxoGuard® Nerve Connector.

In connection with the Royalty Agreement, the Company also entered into a Guarantee and Collateral Agreement and certain other ancillary transaction documents with AxoGen.

The Company had no relationship with AxoGen, material or otherwise, prior to entering into the Royalty Agreement.

Item 8.01   Other Events.

On October 9, 2012, the Company issued a press release announcing its execution of the Royalty Agreement. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDL BIOPHARMA, INC. (Company)

By:	/s/ John P. McLaughlin
John P. McLaughlin President and Chief Executive Officer

Dated:  October 9, 2012

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release